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                                                                    EXHIBIT 99.2


                              GAYLORD ENTERTAINMENT

                         CORPORATE GOVERNANCE GUIDELINES

                          NOVEMBER 7, 2002 (AS AMENDED)

         Gaylord Entertainment Company (the "Company") has developed, and the Board has adopted, the following Corporate Governance Guidelines (the "Guidelines") to assist the Board in the exercise of its responsibilities and to serve best the interests of the Company and its stockholders. These Guidelines should be interpreted in the context of all applicable laws and the Company's Certificate of Incorporation (as amended), bylaws, and other corporate governance documents. The Guidelines are intended to serve as a flexible framework within which the Board may conduct its business and not as a set of legally binding obligations. The Guidelines are subject to modification from time to time by the Board as the Board may deem appropriate in the best interests of the Company or as required by applicable laws and regulations.

      I. ROLE OF THE BOARD.

         The Board of Directors is the representative of the stockholders with a fiduciary obligation to see that the affairs of the Company are conducted in a manner coincident with the best interest of, and fulfilling our responsibility to our stockholders, customers, employees, franchisees and communities. As spelled out in the Position Description (Exhibit A), the Board's role is to approve broad policies of the Company, its general direction and its overall priorities. The duties of the Board include:

         A. Reviewing and approving key financial objectives, corporate strategies and capital allocations;

         B. Approval of senior management structure, personnel, compensation and succession plans;

         C. Monitoring CEO and senior management performance and recommending improvements;

         D. Providing management with additional expertise and perspective based on the individual experience of the directors; and

         E.       Assuring continuity of Board membership.


     II. COMPOSITION OF THE BOARD.

         The Board normally shall consist of not less than 10 nor more than 15 Directors. No more than three of them may be employees of the Company ("management directors").

         A.       Management Directors

                  The management directors will consist of the Chairman of the Board and the President. Others who may serve as management directors are senior executives selected from the major operating businesses of the Company. The General Counsel will not serve on the



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                  Board, but will be expected to attend Board meetings in an advisory capacity. Without the express approval of the Board, no management director may serve on the board of another non-affiliated corporation.

         B.       Non-Management Directors

                  Non-management directors will be chosen based on perspective, experience, knowledge, and independence of judgement, enabling them to contribute most effectively to the functioning of the Board and the meeting of its responsibilities.

                  They will be expected to become familiar with the condition and operations of the Company, and to serve on at least one committee of the Board. There should be a predominance of business backgrounds, balanced by qualified individuals who can bring additional sets of experiences and perspectives to the Board. Regional balance is desirable, and a high degree of interest and involvement are prime requisites. Directors will be selected without regard to race, religion, sex or national origin.

         C.       Independence of the Board

                  The Board will be comprised of a majority of directors who qualify as independent directors (the "Independent Directors) under the listing standards of the New York Stock Exchange (the "NYSE") and by applicable laws. The Board will review annually the relationships that each director has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). Following such annual review, only those directors who the Board affirmatively determines have no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) will be considered Independent Directors, subject to additional qualifications prescribed under the listing standards of the NYSE. The Company will disclose these determinations with respect to independence in its annual filings.

         D.       Gaylord Family Directors.

                  Members of the Gaylord and Dickinson families may serve on the Board without regard to age or term limitations set forth herein. All such members shall stand for election by the shareholders.

         E.       Rotation.

                  Age shall be a consideration in selecting new directors so as to maintain a sound age balance on the Board and so that turnover through retirement at reasonable intervals can be expected. Non-management directors will serve no more than 20 years, and will retire from the Board by, at the option of such director(s), either (1) retiring effective the date of the annual stockholders meeting next following the attainment of 20 years of service by such director(s) or (2) not standing for re-election at the next annual stockholders meeting at which the class of such director(s) stands for re-election. However, when it is anticipated that two or more directors may leave the Board within a 12-month period, the Board may request one or more of the retiring directors to serve up to an additional 12 months in order to smooth the rotation of Board membership.

         F.       Retirement; Change in Position.



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                  Non-management director(s) who reach 70 years of age will
                  retire from the Board by, at the option of such director(s), either (1) retiring effective the date of the annual stockholders meeting next following the attainment of age 70 by such director(s) or (2) not standing for re-election at the next annual stockholders meeting which the class of such director(s) stands for re-election. Any director who ceases to be actively employed, who changes employment, or who experiences a substantial reduction in responsibility level with an employer, will be expected at that time to submit a resignation as a director for consideration by the Board.

         G.       Professionals and Consultants.

                  To maintain the independence of the Board, professionals and consultants who have a significant ongoing fee arrangement with the Company normally will not be selected to serve as directors. However, it not the intention of this policy to preclude any firm or organization from receiving impartial consideration as a supplier of goods or services to the Company.

    III. BOARD COMMITTEES.

         The committees of the Board will be the Executive Committee, the Audit Committee, the Human Resources Committee, and the Nominating and Corporate Governance Committee.

         A. The Executive Committee will consist of the Chairman of the Board and the President, up to three (3) non-management directors, and at least one Gaylord family director. While it is preferable that action on the major matters be taken by the Board itself, the role of the Executive committee is to act on behalf of the Board on matters requiring action between Board meetings. Certain limits on that authority are set forth in the Position Description but these limits can be superceded by the explicit delegated authority of the Board.

         B. The Audit Committee, the Human Resources Committee, and the Nominating and Corporate Governance Committee will each have at least three members, and each committee member must qualify as an independent director. The duties of these committees are set forth in the attached Position Descriptions. It is contemplated that each member of these committees generally will serve for five to seven years. Committee chairmen will normally serve three to five-year terms to ensure rotation periodically.

         C. The Board may also delegate certain of its authority within well defined limits to committees or internal Boards consisting of management personnel, some of whom may not be management directors. These committee or internal boards may derive delegated authority to review results of operations, approval capital appropriations within pre-determined limits set by the Board, establish operating policies, elect group and division officers, review and approve human resources benefits and plans, and review proposals for recommendations to the Board.

     IV. ROLE OF THE CHAIRMAN OF THE BOARD.

         It is the responsibility of the Chairman to facilitate constructive interaction between the Board and management. The Chairman should be fully aware of the condition of the Company and the concerns and recommendations of both the directors and management. The Chairman should provide an opportunity for full and open participation by each director at Board meetings. The Chairman will recommend a schedule of meetings each year. The Chairman will provide a



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         written agenda in advance of the Board and Executive Committee meetings, together with full information on major proposals. Members of the Board will have full access to the Chairman for purposes or recommending agenda items for the full Board or its committees. In the absence of the Chairman, the President of the Company will serve as Acting Chairman.

      V. COMPENSATION AND BENEFITS.

         Non-management directors will receive an annual retainer and a fee for specially called Board meetings, whether attendance is in person or by telephone. Independent, non-management directors will receive an annual retainer for service on the Audit, Human Resources and Nominating and Corporate Governance Committees. The Chairman of each committee will receive an additional retainer. No fees shall be paid for attendance at regular or special committee meetings. The fees are set forth on Exhibit B. The fee schedule will be reviewed at least every three years by the Human Resources committee, which will recommend to the Board any changes deemed advisable. Directors will be reimbursed for travel expenses in connection with attending meetings. A schedule of benefits to which non-management directors will be entitled is set forth on Exhibit C.

     VI. INDEMNIFICATION.

         To the extent permitted by law, each director is entitled to indemnification under the Company's Certificate of Incorporation and under any agreement between the director and the Company, and to the protection afforded by the Company's insurance policy covering directors' and officers' liability.

    VII. SCHEDULE OF MEETINGS.

         The Board shall meet at least four times a year. Each year, the Chairman shall recommend to the Human Resources Committee a schedule of Board and Committee meetings for the following year. Special meetings of the Board may be called in exceptional situations but every effort will be made to avoid meetings called on less than 14 days notice. Board meetings will normally be scheduled at the Company headquarters, but at least one meeting per year may be scheduled elsewhere. It is the policy of the Board that an agenda describing the nature of the business to be conducted at a meeting and all information and data that is important to the Board's and its Committees' understanding of the business to be conducted at a meeting be distributed to the Board at least two days before the Board or the committee meets.

   VIII. EXECUTIVE SESSION OF INDEPENDENT DIRECTORS.

         It is the policy of the Board for its Independent Directors to meet in Executive Session as a normal part of the agenda of regular meetings.

     IX. BOARD ACCESS TO SENIOR MANAGEMENT; INTERACTION WITH THIRD PARTIES.

         Board members shall have complete access to management and, as necessary and appropriate, to the Company's outside advisors. Board members shall coordinate such access through the Chief Executive Officer, and Board members will use judgment to assure that this access is not distracting to the business operation of the Company. The Board encourages the Chief Executive Officer to bring members of management from time to time into Board meetings to (i) provide management insight into items being discussed by the Board which involve the manager; (ii) make presentations to the Board on matters which involve the manager; and (iii) bring managers with significant potential into contact with the Board. Attendance of such non-directors at Board meetings is at the discretion of the Board.



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         The Board believes that management generally should speak for the
         Company. It is suggested that each director shall refer all inquiries from institutional investors, the press or customers to management. If comments from the Board are appropriate, they should, in most circumstances come from the Chairman of the Board or the Chief Executive Officer.

      X. BOARD ORIENTATION AND CONTINUING EDUCATION

         The Company shall provide new directors with a director orientation program to familiarize such directors with, among other things, the Company's business, strategic plans, significant financial, accounting and risk management issues, compliance programs, conflicts policies, code of business conduct and ethics, corporate governance guidelines, principal officers, internal auditors and independent auditors. Each director is expected to participate in continuing educational programs in order to maintain the necessary level of expertise to perform his or her responsibilities as a director.

     XI. CHANGES IN BOARD POLICY.

         Changes in this policy may be made only by the Board upon the recommendation of the Nominating and Corporate Governance Committee.














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                                    EXHIBIT A

                              POSITION DESCRIPTION
                               BOARD OF DIRECTORS

         Function

         As the representative of stockholders, the Board is responsible for overseeing management of the Company in the realization of the Company's opportunities and the fulfillment of its obligations to its stockholders, customers, employees, and the communities in which it operates.

         Duties

         1.       Planning

                  Approve a corporate vision and strategy and review management's performance in achieving it.

                  Annually assess the changing environment and approve the Company's strategy in relation to it.

                  Annually review and approve operating plans for the coming year.

                  Annually review and approve the Company's capital allocations.

                  Annually review and approve the Company's financial standards. Policy and plans.

                  Annually review and approve a long-range plan.

                  Approve other major policies guiding the Company.

                  Annually approve a corporate contribution plan and periodically review the corporate contribution philosophy.

         2.       Organization

                  Elect the officers of the Company (except that the Human Resources Committee is authorized to elect all officers of the Company other than the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, and the Chief Financial Officer) and appraise, advise, stimulate and, if deemed necessary or desirable, change top management.

                  Annually appoint a slate of directors for approval of the shareholders. Between annual meetings, elect new directors to fill vacancies on the Board or add new Board members.

                  Assure that management succession is properly being provided.

                  Assure that the status of organizational strength and manpower planning is equal to the requirements of the long-range goals.



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                  Approve appropriate compensation and benefit policies and
                  practices for the management directors of the Company. Determine the eligibility for and appoint Board committees.

         3.       Operations

                  Review the results achieved by management as compared with corporate strategy, annual and long-range plans, and performance of competition. Provide candid and constructive advice, comments and criticism.

                  Approve major actions of the Company, such as:

                  -  Capital expenditure on all projects over authorized limits.
                  -  Acquisitions, mergers, divestitures and new strategies.
                  -  Declaration of dividends.

                  Discharge and delegate the responsibilities of the Board under pension, savings and stock plans and under other employee benefit plans requiring its review.

         4.       Audit

                  Assure that the Board and its committees are adequately and currently informed through reports and other methods of the condition of the Company and its operations.

                  Assure that published reports properly reflect operating results and conditions.

                  Ascertain that management has established appropriate policies to define and identify conflicts of interest with, and prohibited transactions by, employees throughout the Company, and is diligently administering and enforcing those policies.

                  Select outside auditors subject to approval by stockholders and review their performance periodically.

                  Review compliance with Code of Conduct and with these Corporate Governance Guidelines.

         5.       Legal

                  Review and evaluate the General Counsel's report on the Company's compliance with applicable laws, administrative rules and regulations, and the status, performance, and direction of the Company's legal policies.








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                               EXECUTIVE COMMITTEE

         Function

         A. To act on behalf of the Board between Board meetings as required.

         B. As appropriate from time to time, preliminarily review strategies, major capital expenditures, acquisitions, mergers and divestitures, and the execution against major strategic initiatives prior to the presentation of the same to the full Board.

         C. Review and approve capital expenditures between $10 million and $50 million and review for recommendation to the Board expenditures in excess of $50 million.

         Limit on Authority

         1. Action taken by the Executive Committee is to be reported to the Board of Directors at the first meeting of the Board following such action.

         2. Without specific delegated authority from the Board, the Executive Committee will not:

                  - Declare dividends except current quarterly dividends not in excess of those last declared by the Board, or
                  - Increase or decrease the number of directors or appoint new directors.

         3. Unless within an overall plan previously approved by the Board or by specific delegated authority of the Board, any actions taken by the Executive Committee to:

                  - Purchase, sell, pledge, encumber, or otherwise acquire or dispose of assets with a value totaling over $50,000,000 in one or more related transactions, or

                  - Incur or guarantee indebtedness totaling over $50,000,000 in one or more related transactions, are subject to revision or rescission by the Board at the first meeting of the Board following such action.

                                 AUDIT COMMITTEE

Function

Acting as an arm of the Board of Directors, the functions of the Audit Committee are to:

         1. Periodically review, update and measure performance under the Audit Committee Charter approved by the Board. The Charter, as amended from time to time, shall be incorporated by reference into these Corporate Governance Guidelines.

         2. Satisfy itself that the outside and inside auditing and control systems and procedures are sufficient to protect the stockholders' interests.

         3. Serve as an informed voice on the Board of Directors in evaluating and supporting the financial and accounting groups of the Company.

         4. Review the adequacy of the Company's financial and accounting policies and disclosures and approve changes therein.



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         5.       Be assured that the financial reports published or presented to the Board properly reflect the financial condition of the business.

         6. Review and evaluate polices and performance for compliance with applicable laws and regulations and the highest standards of business conduct.

         7. Review the independence and performance of the Company's internal and external auditors.

         8. Review and approve the adequacy of insurance coverage and loss prevention efforts.


Duties

         1.       As related to the Company's independent public accountants:

                  Receive, evaluate, and act upon management's recommendation of independent public accountants. Approve the designated managing partner of the independent public accountants assigned to the annual audit.

                  Approve the overall scope of their audit.

                  Review the results of the audit program with emphasis on the following:

                  -  Fairness of presentation of financial data.
                  - The public accountants' opinion of the Company's internal controls.
                  - The public accountants' opinion as to the qualifications of financial and control personnel.

                  Review exceptions pointed out in the public accountants' management letter and the programs to rectify them.

                  Review audit fees and the public accountants' fees for non-audit services, including the possible effect of each such service on the independence of the public accountants, within all applicable legal standards.

                  Meet periodically with the independent public accountants without management present.

         2.       As related to the internal audits:

                  Approve overall scope of the internal audit program.

                  Review the internal auditor's annual and interim reports to the Committee.

                  Review internal controls; including information system controls.

                  Meet periodically with the internal auditor(s) without management present.



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         3.       Other duties:

                  Appraise Company policies and procedures to prevent unauthorized use of Company funds, property, authorization.

                  Review status of filed tax returns and adequacy of tax reserves.

                  Meet with the financial and control officers of the Company or any other persons it deems necessary or appropriate in discharging its duties. The Committee shall have direct access to all such persons, including the internal auditors.

                  Review any questionable payments or transactions and any significant conflicts or interest that may arise.

                  Review changes in accounting methods and policies.

                  With the assistance of management and the independent public accountants, review opinions and rules of the Financial Accounting Standards Board and the Securities and Exchange Commission that affect the Company's published reports.

                  Review scope of corporate insurance and related policies.

                  Annually review the financial status of the retirement, saving and benefits plans of the Company.

                  Report findings to the full Board of Directors.


                            HUMAN RESOURCES COMMITTEE

         Function

         The function of the Human Resources Committee is: (1) to review and approve the compensation programs of the Company that benefit executive officers and management directors, including employment and severance agreements, incentive programs, benefits and retirement programs; (2) to review, and advise the Board of Directors on the CEO's objectives and performance and the Company's management succession plans; and (3) to review with independent consultants from time to time the competitiveness and appropriate level of the Company's compensation and benefit practices.

         Duties

         1. Review and approve as required compensation policies and programs of the Company and make recommendations to the Board as required.

         2. Annually recommend to the Board salary increases, benefits, bonuses, and stock incentives for management directors.

         3. Annually approve salary increases, bonuses and benefits for executive officers under the compensation programs of the Company.

         4.       Annually review the performance of the CEO.



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         5.       Approve stock option grants and other incentives for executive officers under the Company's various incentive plans and review and approve other matters as required by the plans.

         6. Elect corporate officers (other than the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, and the Chief Financial Officer) and nominate, for election by the Board, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, if any, and the Chief Financial Officer and members of Board-appointed committees, including proposed chairmen, and approve plan trustees.

         7. Periodically review fees and benefits of non-management directors and make recommendations as required to the Board, such review to take place at least every three years.


                  NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Function

The function of the Nominating and Corporate Governance Committee is (i) to assist the Board by identifying individuals qualified to become Board members;
(ii) to assist the Board in filling vacancies on the Board; (iii) to recommend to the Board director nominees for each Board committee; (iv) to develop and recommend to the Board a set of effective Corporate Governance Guidelines and a Code of Conduct; and (iv) to monitor, oversee and review compliance with these Corporate Governance Guidelines and the Code of Conduct.

Duties

         1. Annually recommend a slate of directors for nomination by the Board to the stockholders.

         2. Recommend to the Board new directors for election by the Board to fill vacancies or as additions to the Board.

         3. Review periodically the performance of the Board (including its composition, and organization) and make appropriate recommendations for improving performance. Review the performance of directors proposing to stand for re-election. Make recommendations to the Board relative to any resignations tendered by directors due to change of duties.

         4. Assist in the recruiting of directors, including recruiting and evaluation of executives recruited or promoted to positions eligible for Board membership.

         5. Make recommendations to the Board regarding this policy on the composition and function of the Board.

         6.       Generally advise the Board on Corporate Governance matters.




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                                    EXHIBIT B

                                 DIRECTORS' FEES

Annual Retainer (payable quarterly)                         $30,000

Annual Stock Option Grant                                     5,000 shares

Initial Stock Option Grant (one-time grant)
upon joining Board                                           10,000 shares

Per Meeting Fee for Special Board Meetings, including
Telephonic Board Meetings                                   $ 1,500

These fees do not apply to management directors. Annual Stock Option Grants are subject to one year vesting. Initial Stock Option Grants vest over 4 years.


                                 COMMITTEE FEES

 Annual Retainer for Committee Chair
 (payable quarterly)                                        $12,500 ($15,000
                                                            for Audit Committee)

 Annual Retainer (payable quarterly)                        $ 7,500 ($10,00
                                                            for Audit Committee)








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                                    EXHIBIT C

                                DEFERRAL PROGRAM



The Company maintains the Directors' Unfunded Deferral Compensation Plan. This Plan allows for the deferral of directors' cash compensation until retirement or resignation.













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